UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Victoria’s Secret & Co.

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On May 20, 2026, Victoria’s Secret & Co. updated its website, VSPathtoPotential.com. A copy of the updated website content (excluding material previously filed) is provided below.

Video Transcripts:

Donna James

Hi, my name is Donna James, and I serve as Chair of the Board of Victoria’s Secret & Company. Throughout my career, I’ve served in a variety of leadership roles across business, finance, strategy, and governance. I spent many years at Nationwide Mutual Insurance Company, ultimately, as President of Nationwide Strategic Investment, and I currently lead my own advisory firm focused on helping businesses navigate growth and transformation.

I’ve also served on at least nine different public company boards across industry sectors and different stages of growth. When I became Chair of the Victoria’s Secret Board after the spinoff from L Brands in 2021, several things were clear to us. The company was leaving an old chapter and beginning a new one. Consumer expectations were rapidly evolving. The retail environment was becoming more competitive and more dynamic, and the Victoria’s Secret brand itself was facing challenges.

Meeting the needs of modern women and a new generation of customers to be successful in this new chapter, Victoria’s Secret needed to redefine its core identity and reconnect with customers with the right product and emotional experiences and regain its cultural relevance. We knew this would be a transformation on many levels, and I was ready to help the organization make the necessary changes to position the company for success.

After our successful separation from our former parent company was complete, it became clear to the board that this level of transformation would require a new vision in the CEO role. Appointing a CEO is one of the most important responsibilities of a board. I personally led the search with full engagement from our board to find our new leader, Hillary Super.

We took a hard look at the business, the competitive landscape, customer trends, culture, and the risks and opportunities ahead in the U.S. and abroad. As a board, we talked extensively about where the brand needed to go and what capabilities and insights would matter most. Over the next several years for value creation, we identified several key attributes. First, we needed a merchant leader, someone who understood our customer and who would create brand heat with the right products, emotional connection, and cultural relevance.

We also needed someone who could bring our core DNA of sexy into the modern era, and someone who was a magnet for discerning and finding top talent. And finally, we needed a strong operator who could drive disciplined execution. That combination is rare. We spent months poring over profiles and interviewing candidates. We were immediately attracted to Hillary for all of these reasons and more.

Her merchant vision and commitment to team building deeply impressed us. She also brought proven experiences at both top retail companies like Anthropologie and a cutting-edge brand, Savage X Fenty. Once she was in the CEO role, she immediately set out to clarify brand identities, strengthen the leadership team and rally the company around a clear strategy, the Path to Potential.

Since her appointment, the board has worked closely with Hillary and her team to guide and oversee the Path to Potential and to provide her with the support and resources she needs for our aligned ambitions for the company’s success. While we are still early in our transformation, the results to date are clear and the early momentum is promising. I am confident in our plan to capitalize on the opportunity ahead.

With the right management team and the close support and oversight of the board, we are well positioned to continue delivering real value for shareholders. Thank you again for your time and your continued support.

Irene Chang Britt

Hi, my name is Irene Chang Britt, and I serve as Chair of the Human Capital and Compensation Committee of the Victoria’s Secret board and serve on the Audit Committee. I’ve spent most of my career working with consumer brands and organizations that are deeply connected to customers and evolving consumer expectations. This includes leadership roles at Campbell Soup Company, where I ultimately served as President and Divisional CEO of Pepperidge Farm, and roles at Kraft Foods and Kimberly-Clark.

Earlier in my career, I also served on seven public company boards, including as a director at Dunkin’ Brands Group for six years during a period of significant transformation, especially around the brand. Throughout those experiences, I learned how important it is for brands to continue to evolve while remaining true to what customers value most. Personally, I’ve always paid close attention to consumer behavior and how brands build trust and loyalty over time.

Given my background, I spend a great deal of time thinking about how companies remain culturally relevant while still staying true to who they are, and I believe any strong retail board should be just as committed to understanding the needs of their customers. This board at Victoria’s Secret has been assembled with an eye towards understanding our unique customer base.

We regularly discuss consumer insights and the broader competitive environment because those conversations are essential to long-term value creation. We’ve also made sure that our board is comprised of people and skill sets that understand and can anticipate customer needs. Our board today has a depth of retail, consumer marketing, and e-commerce expertise that serves the company well. That focus on deep customer understanding is especially important because Victoria’s Secret is going through a significant transformation.

The company has been working to redefine how it connects to customers and positions our brands. Tapping into deep consumer insight as well as foresight on cultural trends. These are not small undertakings. They require leaders that are willing to listen, adapt and make difficult decisions when necessary. Our Chair, Donna, is frequently challenging the board and management to ensure the company makes the right decisions to create value.

This kind of discussion and debate around the boardroom table has been critical in shaping the path for the company. Take, for example, the evolution of the PINK brand. Our deep dives with management plus the thought leadership and keen cultural insights of our CEO allowed us to define a sharper, more relevant positioning for the brand. Today, PINK is a differentiated, digitally native, socially driven lifestyle brand that stands apart.

As Chair of the Human Capital and Compensation Committee, one of my key responsibilities is ensuring that management incentives are aligned with performance and support our transformative strategy. Our guiding principle for executive compensation is pay for performance. We have thoughtfully evolved the compensation framework for our CEO and leadership in recent years in ways that we believe will maximize long-term shareholder value. The new framework not only considers near-term financial metrics, but also considers strategic initiatives outlined in the Path to Potential, ensuring our incentives are aligned with the long-term health of the business.

We also spend a significant amount of time discussing leadership development, organizational culture, succession planning, and how to best position the company for sustainable growth. We were thrilled when the CEO search process, led by Donna, identified an outstanding leader like Hillary, who has an extraordinary understanding of our customer and a strong vision for the future. Under Hillary’s leadership, the company has made significant progress in strengthening and aligning the leadership team in support of the Path to Potential strategy.

That deliberate focus has been critical to enabling the company to drive improved results and put us on a new growth trajectory. We are pleased by the results to date but know there is still significant opportunity ahead. We remain committed to sustaining our momentum and taking the right steps to position Victoria’s Secret for long-term success.

Thanks for the opportunity to share my thoughts with you today. We truly appreciate your continued support.

Anne Sheehan

Hello, I’m Anne Sheehan. I chair the Nominating and Governance Committee and serve on the Human Capital and Compensation Committee. For many years, I served as Director of Corporate Governance for CalSTRS, one of the world’s largest institutional investors, where I oversaw proxy voting and engagement with public company leadership. I started my role at CalSTRS the Monday morning after Lehman Brothers went over the cliff.

So, I learned a lot about the importance of boards of directors and their engagement, not just with management, but also representing their shareholders. Because what we saw during the financial crisis was the failure of corporate governance of many boards of directors. They were not engaged. They were not involved. They didn’t have the right skill sets and expertise to be sitting around the table.

So, from that experience, when I walked into the boardroom, I took that knowledge and that experience from my role as Director of Corporate Governance inside the boardroom. When I joined the board of directors of Victoria’s Secret, emphasizing the importance of governance and the makeup of the board to the success of a company. This experience gave me a deep understanding of the shareholder perspective.

I also had the privilege of chairing the CCS Investor Advisory Committee and participating in important governance discussions during and after the financial crisis. Throughout my career, I have focused heavily on corporate governance, shareholder engagement, and helping organizations navigate periods of change and transformation. One of the things I value most about board service is the opportunity to work collaboratively with thoughtful directors, who bring different experiences and viewpoints to the table.

We don’t view board composition as a static thing. We are constantly evaluating whether we have the right voices, experiences, and expertise in the boardroom to help guide the business through the rapidly changing retail and consumer environment. Today, our board brings highly relevant experience for a modern retail company. This includes women’s intimate apparel and beauty, strategic planning, brand transformation, marketing, technology, and financial experience.

This also includes ensuring we have a fresh perspective from recent additions to the board. The company has added three independent directors since 2022, adding additional expertise to the board in key areas such as strategic planning, M&A, e-commerce, digital operations and other relevant retail experience. 80% of our directors are women, which is especially important given VS&Co’s predominantly female customer base.

Our breadth of experience and ongoing refreshment is focused on helping the company execute against a significant transformation and create value for our shareholders. The best nominating and governance committees are planning several years ahead and continuously discussing the skills of the board. The leadership of the company, in addition to evolving trends and emerging opportunities. This planning involves asking difficult questions and encouraging healthy discussion to ensure we are seeing around corners and remaining focused on the long-term interests of our shareholders.

One of the particular things that Donna James, our chair, challenges me as chair of the governance committee, is making sure we have a diverse slate of directors that position us well for success into the future. She encourages me to constantly scan across the horizon to make sure we are maintaining a bench of individuals who have the skill sets we need strategically for the next five to 10 years.

These strong governance practices are even more important in times of change, and the board has been laser focused on all of these components as we have executed an important transformation at this company. I am proud of the work this board has done to support the company’s Path to Potential strategy, while continuing to evolve alongside the business itself. Most importantly, I believe this board operates with strong alignment, mutual respect, and a shared commitment to long-term value creation.

Thank you again for your time and for the opportunity to share my perspective with you today.